Exhibit (g)(5)
17F-1 SIDE LETTER TO CUSTODY AGREEMENT
This 17f-1 side letter (this “Side Letter”) is entered into as of March 30, 2022 by and between Clear Street LLC (“CLST”) and Spinnaker ETF Series (the “Trust”), a Delaware statutory trust registered as an “Investment Company” with the Securities and Exchange Commission (“SEC”), pursuant to the Investment Company Act of 1940, as amended (the “Investment Company Act”).
WHEREAS, CLST and the Trust entered into a Custody Agreement dated December 16, 2020 (the “Custody Agreement”), which was approved by the Board of Trustees, and a Customer Account Agreement, including applicable supplements thereto (collectively with the Custody Agreement, the “Account Agreement”), setting forth the terms and conditions upon which CLST would open and maintain a custody account for the cash and securities of the Trust and to clear and settle the Trust’s purchases and sales of securities, and otherwise transact business with the Trust;
WHEREAS, the parties desire to amend the Account Agreement to address the requirements of Investment Company Act Rule 17f-1 - Custody of securities with members of national securities exchanges (“Rule 17f-1”).
NOW THEREFORE, in connection with and in consideration of the promises and mutual covenants herein and the Account Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1. Definitions. Any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Custody Agreement and/or Account Agreement, as applicable.  This Side Letter shall be deemed to supplement and, to the extent inconsistent with the Account Agreement, amend and supersede the Account Agreement accordingly.
2. Custody Requirements.
(a)	In accordance with Rule 17f-1, and notwithstanding any provision(s) of the Account Agreement to the contrary, the parties agree as follows:
(i)
securities held by CLST shall be held separate from the securities of CLST and of all of its other customers. The securities that are the subject of the Account Agreement may be held by CLST or its agent or be held in a clearing corporation registered with the SEC;

(ii)	securities cannot be subject to a lien or charge of any kind in favor of CLST or any person(s) claiming through CLST;
(iii)	CLST cannot assign, hypothecate, pledge or otherwise dispose of any securities, except pursuant to the direction of the Trust and only for the account of the Trust;
(iv)
CLST shall ensure its records identify which securities are held by CLST or by its agent and which securities are in a clearing corporation. If the securities are in a clearing corporation, the records shall also identify where the securities are and if in a clearing corporation, the name of the clearing corporation and if through an agent, the name of the agent; and

55 Broadway, 21st Floor, New York, NY 10006
Clear Street, LLC | Member FINRA & SIPC

(v)
CLST shall cooperate with, provide assistance to, the independent public accountant (the “Accountant”) retained by the Trust to examine the securities, as required by Rule 17f-1.  The Trust shall reimburse CLST for all of its costs and expenses incurred in cooperating with, and providing assistance to, the Accountant in connection with such examinations.

(b)
The parties acknowledge and agree that the provisions of subparagraphs (i), (ii), and (iii) of section 2(a) shall not apply to securities bought for or sold to the Trust by CLST until the securities have been reduced to the physical possession of CLST and have been paid for by the Trust.

3. Representations, Warranties, and Covenants.
(a)
Each party represents and warrants that it is duly organized and validly existing under the laws of the jurisdiction of its organization and has full power and authority to execute and deliver this Side Letter and to perform its obligations hereunder.

(b)	The Trust represents and warrants that the Custody Agreement and this Side Letter have been authorized by a resolution of the Board of Trustees and covenants to ratify them least annually, hereafter.
(c)	As between the Trust and CLST, the Trust is required to transmit this Side Letter to the SEC promptly after execution or ratification hereof, unless it has been previously transmitted.
(d)
The Trust acknowledges and agrees that the certificate of the Accountant stating that an examination of securities has been made (as set forth in 2(a)(v) above), which the Trust is required to attach to Form N-17f-1 and transmit to the SEC, shall be prepared solely at the Trust’s expense.  Further, the Trust shall reimburse CLST for all of its costs and expenses incurred in cooperating with, and providing assistance to, the Trust in preparation of such form, if so requested by the Trust.

(e)	CLST covenants, at all times, to make the securities it holds, for and on behalf of the Trust, available to inspection by the SEC.
4. Miscellaneous.
(a)
This Side Letter shall be governed by, and the rights of the parties arising hereunder construed in accordance with, the laws of the State of New York without reference to principles of conflict of law.  Resolution of any dispute(s) between the parties shall be governed in accordance with Section 17 of Exhibit A to the Customer Account Agreement – Base Account Agreement.

(b)
This Side Letter is binding upon and inures to the benefit of the parties and their respective legal representatives, successors and permitted assigns.  No waiver of any provision of this Side Letter shall be deemed to be a waiver of any other provision, or a continuing waiver of the provision or provisions so waived.

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(c)
Except as otherwise provided in this Side Letter, all subsequent changes and modifications, to be valid, shall be by written instrument executed by each party.  No modification, termination, rescission, discharge, or cancellation of this Side Letter or of any part hereof or thereof shall be effective unless in writing signed by the party against whom it is sought to be enforced or shall affect the right of either party to enforce any claim or right hereunder, whether or not liquidated, where circumstances giving rise to such claim or right occurred prior to the date of such modification, termination, rescission, discharge, or cancellation.

(d)
This Side Letter may be executed in several counterparts, each of which will be an original, and all such counterparts taken together will constitute one and the same agreement.  Counterparts may be executed in either original or electronic form (e.g., Adobe Sign, DocuSign, HelloSign), which shall be accepted as if they were original execution signatures.  The parties further agree that an electronic signature on any contract, certificate or other document delivered to the other party shall constitute a true and original signature of the party delivering the electronic signature.

[SIGNATURE PAGE FOLLOWS]
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IN WITNESS WHEREOF, the parties have caused this Side Letter to be duly executed by their duly authorized respective officers as of the date first above written.
CLEAR STREET LLC	SPINNAKER ETF SERIES
By: /s/ Andy Volz	By: /s/ Katherine M. Honey
Name: Andy Volz	Name: Katherine M. Honey
Title: COO	Title: President
Date: 13 April 22	Date: March 30, 2022

[Signature page to 17f-1 Side Letter dated March 20, 2022]

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